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EXHIBIT 4

A COPY OF THE EXISTING BY-LAWS OF THE TRUSTEE

BANK ONE TRUST COMPANY, N.A.
BY-LAWS

ARTICLE I

MEETINGS OF SHAREHOLDERS

SECTION 1.01. ANNUAL MEETING.    The regular annual meeting of the shareholders of the Bank for the election of Directors and for the transaction of such business as may properly come before the meeting shall be held at its main office, or other convenient place duly authorized by the Board of Directors, on the same day upon which any regular or special Board meeting is held from and including the first Monday of January to, and including, the fourth Monday of February of each year, or on the next succeeding banking day, if the day fixed falls on a legal holiday. If from any cause, an election of Directors is not made on the day fixed for the regular meeting of the shareholders or, in the event of a legal holiday, on the next succeeding banking day, the Board of Directors shall order the election to be held on some subsequent day, as soon thereafter as practicable, according to the provisions of law; and notice thereof shall be given in the manner herein provided for the annual meeting. Notice of such annual meeting shall be given by or under the direction of the Secretary, or such other officer as may be designated by the Chief Executive Officer, by first-class mail, postage prepaid, to all shareholders of record of the Bank at their respective addresses as shown upon the books of the Bank mailed not less than ten days prior to the date fixed for such meeting.

SECTION 1.02. SPECIAL MEETINGS.    A special meeting of the shareholders of the Bank may be called at any time by the Board of Directors or by any three or more shareholders owning, in the aggregate, not less than ten percent of the stock of the Bank. Notice of any special meeting of the shareholders called by the Board of Directors, stating the time, place and purpose of the meeting, shall be given by or under the direction of the Secretary, or such other officer as is designated by the Chief Executive Officer, by first-class mail, postage prepaid, to all shareholders of record of the Bank at their respective addresses as shown upon the books of the Bank mailed not less than ten days prior to the date fixed for such meeting. Any special meeting of shareholders shall be conducted and its proceedings recorded in the manner prescribed in these By-Laws for annual meetings of shareholders.

SECTION 1.03. SECRETARY OF MEETING OF SHAREHOLDERS.    The Board of Directors may designate a person to be the secretary of the meeting of shareholders. In the absence of a presiding officer, as designated by these By-Laws, the Board of Directors may designate a person to act as the presiding officer. In the event the Board of Directors fails to designate a person to preside at a meeting of shareholders and a secretary of such meeting, the shareholders present or represented shall elect a person to preside and a person to serve as secretary of the meeting. The secretary of the meeting of shareholders shall cause the returns made by the judges of election and other proceedings to be recorded in the minute books of the Bank. The presiding officer shall notify the Directors-elect of their election and to meet forthwith for the organization of the new Board of Directors. The minutes of the meeting shall be signed by the presiding officer and the secretary designated for the meeting.

SECTION 1.04. JUDGES OF ELECTION.    The Board of Directors may appoint as many as three shareholders to be judges of the election, who shall hold and conduct the same, and who shall, after the election has been held, notify, in writing over their signatures, the secretary of the meeting of shareholders of the result thereof and the names of the Directors elected; provided, however, that upon failure for any reason of any judge or judges of election, so appointed by the Directors, to serve, the presiding officer of the meeting shall appoint other shareholders or their proxies to fill the vacancies. The judges of election, at the request of the chairman of the meeting, shall act as tellers of any other vote by ballot taken at such meeting, and shall notify, in writing over their signature, the secretary of the Board of Directors of the result thereof.

SECTION 1.05. PROXIES.    In all elections of Directors, each shareholder of record, who is qualified to vote under the provisions of Federal Law, shall have the right to vote the number of shares of record in such shareholder's name for as many persons as there are Directors to be elected, or to cumulate such shares as provided by Federal Law. In deciding all other questions at meetings of shareholders, each shareholder shall be entitled to one vote on each share of stock of record in such shareholder's name. Shareholders may vote by proxy duly authorized in writing. All proxies used at the annual meeting shall be secured for that meeting only, or any adjournment thereof, and shall be dated, if not dated by the shareholder, as of the date of the receipt thereof. No officer or employee of this Bank may act as proxy.

SECTION 1.06. QUORUM.    Holders of record of a majority of the shares of the capital stock of the Bank, eligible to be voted, present either in person or by proxy, shall constitute a quorum for the transaction of business at any meeting of shareholders, but shareholders present at any meeting and constituting less than a quorum may, without further notice, adjourn the meeting from time to time until a quorum is obtained. A majority of the votes cast shall decide every question or matter submitted to the shareholders at any meeting, unless otherwise provided by law or by the Articles of Association.

ARTICLE II
DIRECTORS

SECTION 2.01. QUALIFICATIONS.    Each Director shall have the qualifications prescribed by law. No person elected as a Director may exercise any of the powers of office until such Director has taken the oath of such office.

SECTION 2.02. VACANCIES.    Directors of the Bank shall hold office for one year or until their successors are elected and qualified. Any vacancy in the Board shall be filled by appointment of the remaining Directors, and any Director so appointed shall hold office until the next election.

SECTION 2.03. ORGANIZATION MEETING.    The Directors elected by the shareholders shall meet for organization of the new Board of Directors at the time and place fixed by the presiding officer of the annual meeting. If at the time fixed for such meeting there is no quorum present, the Directors in attendance may adjourn from time to time until a quorum is obtained. A majority of the number of Directors elected by the shareholders shall constitute a quorum for the transaction of business.

SECTION 2.04. REGULAR MEETINGS.    The regular meetings of the Board of Directors shall be held at such date, time and place as the Board may previously designate, or should the Board fail to so designate, at such date, time and place as the Chairman of the Board, Chief Executive Officer, or President may fix. Whenever a quorum is not present, the Directors in attendance shall adjourn the meeting to a time not later than the date fixed by the By-Laws for the next succeeding regular meeting of the Board. Members of the Board of Directors may participate in such meetings through use of conference telephone or similar communications equipment, so long as all members participating in such meetings can hear one another.

SECTION 2.05. SPECIAL MEETINGS.    Special meetings of the Board of Directors shall be held at the call of the Chairman of the Board, Chief Executive Officer, or President, or at the request of two or more Directors. Any special meeting may be held at such place and at such time as may be fixed in the call. Written or oral notice shall be given to each Director not later than the day next preceding the day on which the special meeting is to be held, which notice may be waived in writing. The presence of a Director at any meeting of the Board of Directors shall be deemed a waiver of notice thereof by such Director. Whenever a quorum is not present, the Directors in attendance shall adjourn the special meeting from day to day until a quorum is obtained. Members of the Board of Directors may participate in such meetings through use of conference telephone or similar communications equipment, so long as all members participating in such meetings can hear one another.

SECTION 2.06. QUORUM.    A majority of the Directors shall constitute a quorum at any meeting, except when otherwise provided by law; but a lesser number may adjourn any meeting, from time-to-time, and the meeting may be held, as adjourned, without further notice. When, however, less than a quorum as herein defined, but at least one-third and not less than two of the authorized number of Directors are present at a meeting of the Directors, business of the Bank may be transacted and matters before the Board approved or disapproved by the unanimous vote of the Directors present.

SECTION 2.07. COMPENSATION.    Each member of the Board of Directors shall receive such fees for attendance at Board and Board committee meetings and such fees for service as a Director, irrespective of meeting attendance, as from time to time are fixed by resolution of the Board; provided, however, that payment hereunder shall not be made to a Director for meetings attended and/or Board service which are not for the Bank's sole benefit and which are concurrent and duplicative with meetings attended or Board service for an affiliate of the Bank for which the Director receives payment; and provided further that fees hereunder shall not be paid in the case of any Director in the regular employment of the Bank or of one of its affiliates. Each member of the Board of Directors, whether or not such Director is in the regular employment of the Bank or of one of its affiliates, shall be reimbursed for travel expenses incident to attendance at Board and Board committee meetings.

SECTION 2.08. EXECUTIVE COMMITTEE.    There may be a standing committee of the Board of Directors known as the Executive Committee which shall possess and exercise, when the Board is not in session, all the powers of the Board that may lawfully be delegated. The Executive Committee shall consist of at least three Board members, one of whom shall be the Chairman of the Board, Chief Executive Officer or the President. The other members of the Executive Committee shall be appointed by the Chairman of the Board, the Chief Executive Officer, or the President, with the approval of the Board, and who shall continue as members of the Executive Committee until their successors are appointed, provided, however, that any member of the Executive Committee may be removed by the Board upon a majority vote thereof at any regular or special meeting of the Board. The Chairman, Chief Executive Officer, or President shall fill any vacancy in the Executive Committee by the appointment of another Director, subject to the approval of the Board of Directors. The Executive Committee shall meet at the call of the Chairman, Chief Executive Officer, or President or any two members thereof at such time or times and place as may be designated. In the event of the absence of any member or members of the Executive Committee, the presiding member may appoint a member or members of the Board to fill the place or places of such absent member or members to serve during such absence. Two members of the Executive Committee shall constitute a quorum. When neither the Chairman of the Board, the Chief Executive Officer, nor President are present, the Executive Committee shall appoint a presiding officer. The Executive Committee shall report its proceedings and the action taken by it to the Board of Directors.

SECTION 2.09. OTHER COMMITTEES.    The Board of Directors may appoint such special committees from time to time as are in its judgment necessary in the interest of the Bank.

ARTICLE III
OFFICERS, MANAGEMENT STAFF AND EMPLOYEES

SECTION 3.01. OFFICERS AND MANAGEMENT STAFF.

(a)    The executive officers of the Bank shall include a Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer, Secretary, Security Officer, and may include one or more Senior Managing Directors or Managing Directors. The Chairman of the Board, Chief Executive Officer, President, any Senior Managing Director, any Managing Director, Chief Financial Officer, Secretary, and Security Officer shall be elected by the Board. The Chairman of the Board, Chief Executive Officer, and the President shall be elected by the Board from their own number. Such officers as the Board shall elect from their own number shall hold office from the date of their election as officers until the organization meeting of the Board of Directors following the next annual meeting of shareholders, provided, however, that such officers may be relieved of their duties at any time by action of the Board of Directors, in which event all the powers incident to their office shall immediately terminate. The Chairman of the Board, Chief Executive Officer, or the President shall preside at all meetings of shareholders and meetings of the Board of Directors.

(b)    The management staff of the Bank shall include officers elected by the Board, officers appointed by the Chairman of the Board, the Chief Executive Officer, the President, any Senior Managing Director, any Managing Director, the Chief Financial Officer, and such other persons in the employment of the Bank who, pursuant to authorization by a duly authorized officer of the Bank, perform management functions and have management responsibilities. Any two or more offices may be held by the same person except that no person shall hold the office of Chairman of the Board, Chief Executive Officer and/or President and at the same time also hold the office of Secretary.

(c)    Except as provided in the case of the elected officers who are members of the Board, all officers and employees, whether elected or appointed, shall hold office at the pleasure of the Board. Except as otherwise limited by law or these By-Laws, the Board assigns to the Chairman of the Board, the Chief Executive Officer, the President, any Senior Managing Director, any Managing Director, the Chief Financial Officer, and/or each of their respective designees the authority to control all personnel, including elected and appointed officers and employees of the Bank, to employ or direct the employment of such officers and employees as he or she may deem necessary, including the fixing of salaries and the dismissal of such officers and employees at pleasure, and to define and prescribe the duties and responsibilities of all officers and employees of the Bank, subject to such further limitations and directions as he or she may from time to time deem appropriate.

(d)    The Chairman of the Board, the Chief Executive Officer, the President, any Senior Managing Director, any Managing Director, the Chief Financial Officer, and any other officer of the Bank, to the extent that such officer is authorized in writing by the Chairman of the Board, the Chief Executive Officer, the President, any Senior Managing Director, any Managing Director, or the Chief Financial Officer may appoint persons other than officers who are in employment of the Bank to serve in management positions and in connection therewith, the appointing officer may assign such title, salary, responsibilities and functions as are deemed appropriate, provided, however, that nothing contained herein shall be construed as placing any limitation on the authority of the Chairman of the Board, the Chief Executive Officer, the President, any Senior Managing Director, any Managing Director, or the Chief Financial Officer as provided in this and other sections of these By-Laws.

(e)    The Senior Managing Directors and the Managing Directors of the Bank shall have general and active authority over the management of the business of the Bank, shall see that all orders and resolutions of the Board of Directors are carried into effect, and shall do or cause to be done all things necessary or proper to carry on the business of the Bank in accordance with provisions of applicable law and regulations. Each Senior Managing Director and Managing Director shall perform all duties incident to his or her office and such other and further duties, as may from time to time be required by the Chief Executive Officer, the President, the Board of Directors, or the shareholders. The specification of authority in these By-Laws wherever and to whomever granted shall not be construed to limit in any manner the general powers of delegation granted to a Senior Managing Director or a Managing Director in conducting the business of the Bank. In the absence of a Senior Managing Director or a Managing Director, such officer as is designated by the Senior Managing Director or the Managing Director shall be vested with all the powers and perform all the duties of the Senior Managing Director or the Managing Director as defined by these By-Laws.

(f)    Each Managing Director who is assigned oversight of one or more trust service offices shall appoint a management committee known as the Investment Management and Trust Committee consisting of the Managing Director of the trust service offices and at least three other members who shall be capable and experienced officers of the Bank appointed from time to time by the Managing Director and who shall continue as members of the Investment Management and Trust Committee until their successors are appointed, provided, however, that any member of the Investment Management and Trust Committee may be removed by the Managing Director as provided in this and other sections of these By-Laws. The Managing Director shall fill any vacancy in the Investment Management and Trust Committee by the appointment of another capable and experienced officer of the Bank. Each Investment Management and Trust Committee shall meet at such date, time and place as the Managing Director shall fix. In the event of the absence of any member or members of the Investment Management and Trust Committee, the Managing Director may, in his or her discretion, appoint another officer of the Bank to fill the place or places of such absent member or members to serve during such absence. A majority of each Investment Management and Trust Committee shall constitute a quorum. Each Investment Management and Trust Committee shall carry out the policies of the Bank, as adopted by the Board of Directors, which shall be formulated and executed in accordance with State and Federal Law, Regulations of the Comptroller of the Currency, and sound fiduciary principles. In carrying out the policies of the Bank, each Investment Management and Trust Committee is hereby authorized to establish management teams whose duties and responsibilities shall be specifically set forth in the policies of the Bank. Each such management team shall report such proceedings and the actions taken thereby to the Investment Management and Trust Committee. Each Managing Director shall then report such proceedings and the actions taken thereby to the Board of Directors.

SECTION 3.02. POWERS AND DUTIES OF MANAGEMENT STAFF.    Pursuant to the fiduciary powers granted to this Bank under the provisions of Federal Law and Regulations of the Comptroller of the Currency, the Chairman of the Board, the Chief Executive Officer, the President, the Senior Managing Directors, the Managing Directors, the Chief Financial Officer, and those officers so designated and authorized by the Chairman of the Board, the Chief Executive Officer, the President, the Senior Managing Directors, the Managing Directors, or the Chief Financial Officer are authorized for and on behalf of the Bank, and to the extent permitted by law, to make loans and discounts; to purchase or acquire drafts, notes, stocks, bonds, and other securities for investment of funds held by the Bank; to execute and purchase acceptances; to appoint, empower and direct all necessary agents and attorneys; to sign and give any notice required to be given; to demand payment and/or to declare due for any default any debt or obligation due or payable to the Bank upon demand or authorized to be declared due; to foreclose any mortgages; to exercise any option, privilege or election to forfeit, terminate, extend or renew any lease; to authorize and direct any proceedings for the collection of any money or for the enforcement of any right or obligation; to adjust, settle and compromise all claims of every kind and description in favor of or against the Bank, and to give receipts, releases and discharges therefor; to borrow money and in connection therewith to make, execute and deliver notes, bonds or other evidences of indebtedness; to pledge or hypothecate any securities or any stocks, bonds, notes or any property real or personal held or owned by the Bank, or to rediscount any notes or other obligations held or owned by the Bank, whenever in his or her judgment it is reasonably necessary for the operation of the Bank; and in furtherance of and in addition to the powers hereinabove set forth to do all such acts and to take all such proceedings as in his or her judgment are necessary and incidental to the operation of the Bank.

SECTION 3.03. SECRETARY.    The Secretary or such other officers as may be designated by the Chief Executive Officer shall have supervision and control of the records of the Bank and, subject to the direction of the Chief Executive Officer, shall undertake other duties and functions usually performed by a corporate secretary. Other officers may be designated by the Secretary as Assistant Secretary to perform the duties of the Secretary.

SECTION 3.04. EXECUTION OF DOCUMENTS.    Any member of the Bank's management staff or any employee of the Bank designated as an officer on the Bank's payroll system is hereby authorized for and on behalf of the Bank to sell, assign, lease, mortgage, transfer, deliver and convey any real or personal property, including shares of stock, bonds, notes, certificates of indebtedness (including the assignment and redemption of registered United States obligations) and all other forms of intangible property now or hereafter owned by or standing in the name of the Bank, or its nominee, or held by the Bank as collateral security, or standing in the name of the Bank, or its nominee, in any fiduciary capacity or in the name of any principal for whom this Bank may now or hereafter be acting under a power of attorney or as agent, and to execute and deliver such partial releases from any discharges or assignments of mortgages and assignments or surrender of insurance policies, deeds, contracts, assignments or other papers or documents as may be appropriate in the circumstances now or hereafter held by the Bank in its own name, in a fiduciary capacity, or owned by any principal for whom this Bank may now or hereafter be acting under a power of attorney or as agent; provided, however, that, when necessary, the signature of any such person shall be attested or witnessed in each case by another officer of the Bank.

Any member of the Bank's management staff or any employee of the Bank designated as an officer on the Bank's payroll system is hereby authorized for and on behalf of the Bank to execute any indemnity and fidelity bonds, trust agreements, proxies or other papers or documents of like or different character necessary, desirable or incidental to the appointment of the Bank in any fiduciary capacity, the conduct of its business in any fiduciary capacity, or the conduct of its other banking business; to sign and issue checks, drafts, orders for the payment of money and certificates of deposit; to sign and endorse bills of exchange, to sign and countersign foreign and domestic letters of credit, to receive and receipt for payments of principal, interest, dividends, rents, fees and payments of every kind and description paid to the Bank, to sign receipts for money or other property acquired by or entrusted to the Bank, to guarantee the genuineness of signatures on assignments of stocks, bonds or other securities, to sign certifications of checks, to endorse and deliver checks, drafts, warrants, bills, notes, certificates of deposit and acceptances in all business transactions of the Bank; also to foreclose any mortgage, to execute and deliver receipts for any money or property; also to sign stock certificates for and on behalf of this Bank as transfer agent or registrar, and to authenticate bonds, debentures, land or lease trust certificates or other forms of security issued pursuant to any indenture under which this Bank now or hereafter is acting as trustee or in any other fiduciary capacity; to execute and deliver various forms of documents or agreements necessary to effectuate certain investment strategies for various fiduciary or custody customers of the Bank, including, without limitation, exchange funds, options, both listed and over-the-counter, commodities trading, futures trading, hedge funds, limited partnerships, venture capital funds, swap or collar transactions and other similar investment vehicles for which the Bank now or in the future may deem appropriate for investment of fiduciary customers or in which non-fiduciary customers may direct investment by the Bank.

Without limitation on the foregoing, the Chief Executive Officer, Chairman of the Board, or President of the Bank shall have the authority from time to time to appoint officers of the Bank as Vice President for the sole purpose of executing releases or other documents incidental to the conduct of the Bank's business in any fiduciary capacity where required by state law or the governing document. In addition, other persons in the employment of the Bank or its affiliates may be authorized by the Chief Executive Officer, Chairman of the Board, President, Senior Managing Directors, Managing Directors, or Chief Financial Officer to perform acts and to execute the documents described in the paragraph above, subject, however, to such limitations and conditions as are contained in the authorization given to such person.

SECTION 3.05. PERFORMANCE BOND.    All officers and employees of the Bank shall be bonded for the honest and faithful performance of their duties for such amount as may be prescribed by the Board of Directors.

ARTICLE IV
STOCKS AND STOCK CERTIFICATES

SECTION 4.01. STOCK CERTIFICATES.    The shares of stock of the Bank shall be evidenced by certificates which shall bear the signature of the Chairman of the Board, the Chief Executive Officer, or the President (which signature may be engraved, printed or impressed), and shall be signed manually by the Secretary, or any other officer appointed by the Chief Executive Officer for that purpose. In case any such officer who has signed or whose facsimile signature has been placed upon such certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Bank with the same effect as if such officer had not ceased to be such at the time of its issue. Each such certificate shall bear the corporate seal of the Bank, shall recite on its face that stock represented thereby is transferable only upon the books of the Bank when properly endorsed and shall recite such other information as is required by law and deemed appropriate by the Board. The corporate seal may be facsimile engraved or printed.

SECTION 4.02. STOCK ISSUE AND TRANSFER.    The shares of stock of the Bank shall be transferable only upon the stock transfer books of the Bank and, except as hereinafter provided, no transfer shall be made or new certificates issued except upon the surrender for cancellation of the certificate or certificates previously issued therefor. In the case of the loss, theft, or destruction of any certificate, a new certificate may be issued in place of such certificate upon the furnishing of an affidavit setting forth the circumstances of such loss, theft, or destruction and indemnity satisfactory to the Chairman of the Board, the Chief Executive Officer, or the President. The Board of Directors or the Chairman of the Board, Chief Executive Officer, or the President may authorize the issuance of a new certificate therefor without the furnishing of indemnity. Stock transfer books, in which all transfers of stock shall be recorded, shall be provided. The stock transfer books may be closed for a reasonable period and under such conditions as the Board of Directors may at any time determine, for any meeting of shareholders, the payment of dividends or any other lawful purpose. In lieu of closing the transfer books, the Board of Directors may, in its discretion, fix a record date and hour constituting a reasonable period prior to the day designated for the holding of any meeting of the shareholders or the day appointed for the payment of any dividend, or for any other purpose at the time as of which shareholders entitled to notice of and to vote at any such meeting or to receive such dividend or to be treated as shareholders for such other purpose shall be determined, and only shareholders of record at such time shall be entitled to notice of or to vote at such meeting or to receive such dividends or to be treated as shareholders for such other purpose.

ARTICLE V

MISCELLANEOUS PROVISIONS

SECTION 5.01. SEAL.    The seal of the Bank shall be circular in form with "SEAL" in the center, and the name "BANK ONE TRUST COMPANY, NA" located clockwise around the upper half of the seal.

SECTION 5.02. MINUTE BOOK.    The organization papers of this Bank, the Articles of Association, the returns of judges of elections, the By-Laws and any amendments thereto, the proceedings of all regular and special meetings of the shareholders and of the Board of Directors, and reports of the committees of the Board of Directors shall be recorded in the minute books of the Bank. The minutes of each such meeting shall be signed by the presiding officer and attested by the secretary of the meeting.

SECTION 5.03. CORPORATE POWERS.    The corporate existence of the Bank shall continue until terminated in accordance with the laws of the United States. The purpose of the Bank shall be to carry on the general business of a commercial bank trust department and to engage in such activities as are necessary, incident, or related to such business. The Articles of Association of the Bank shall not be amended, or any other provision added elsewhere in the Articles expanding the powers of the Bank, without the prior approval of the Comptroller of the Currency.

SECTION 5.04. AMENDMENT OF BY-LAWS.    The By-Laws may be amended, altered or repealed, at any regular or special meeting of the Board of Directors, by a vote of a majority of the Directors.

As amended April 24, 1991	Section 3.01 (Officers and Management Staff) Section 3.02 (Chief Executive Officer) Section 3.03 (Powers and Duties of Officers and Management Staff) Section 3.05 (Execution of Documents)
As amended January 27, 1995	Section 2.04 (Regular Meetings) Section 2.05 (Special Meetings) Section 3.01(f) (Officers and Management Staff) Section 3.03(e) (Powers and Duties of Officers and Management Staff) Section 5.01 (Seal)
Amended and restated in its entirety effective May 1, 1996
As amended August 1, 1996	Section 2.09 (Trust Examining Committee) Section 2.10 (Other Committees)
As amended October 16, 1997	Section 3.01 (Officers and Management Staff) Section 3.02 (Powers and Duties of Officers and Management Staff) Section 3.04 (Execution of Documents)
As amended January 1, 1998	Section 1.01 (Annual Meeting)

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BANK ONE TRUST COMPANY, N.A. BY-LAWS